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FOR IMMEDIATE RELEASE

US Airways Receives Single FAA Certification
One FAA operating certificate marks significant integration milestone

TEMPE, Ariz., Sept. 26  -- The new US Airways (NYSE: LCC) -- the result of a merger between America West and US Airways two years ago -- officially became one airline in the eyes of the Federal Aviation Administration (FAA) today as the FAA granted the airline a single operating certificate.

"This is a very important milestone, reflecting two years of hard work combining and refining two sets of policies, procedures, manuals, checklists and computer systems for virtually every area of the airline," said US Airways Chairman and CEO Doug Parker. "Achieving an integration of this magnitude in just 24 months is unheard of in the airline industry and a fantastic result."

Senior Vice President of Technical Operations, Hal Heule, who led the effort, congratulated the Operations and I.T. teams and thanked the FAA for their guidance, oversight and support. "This very complex process proceeded on time, smoothly, and was a testament to cooperation between our work groups and regulators. I'm very proud of this team and the important work they accomplished here," Heule said.

Work toward a single certificate began shortly after the merger of US Airways and America West on Sept. 27, 2005. It involved integrating into one the separate airlines' information technology systems and flight operations computer systems, airport, maintenance and on-board policies and procedures. The certification became official after the integration of the airlines' flight operations systems this week.

Though transparent to US Airways' customers, achieving the single certificate allows the airline to operate as one US Airways with one set of policies, procedures, computer systems, maintenance and flight control systems. The next step in the airline's integration is to achieve single contracts with pilots, flight attendants, and ground and maintenance employees, who will continue to work under terms of transition agreements reached after the merger.

US Airways is the fifth largest domestic airline employing more than 36,000 aviation professionals worldwide. US Airways, US Airways Shuttle and US Airways Express operate approximately 3,800 flights per day and serve more than 230 communities in the U.S., Canada, Europe, the Caribbean and Latin America. The new US Airways -- the product of a merger between America West and US Airways in September 2005 -- is a member of the Star Alliance, which provides connections for our customers to 855 destinations in 155 countries worldwide. This press release and additional information on US Airways can be found at http://www.usairways.com. (LCCG).

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